                                                                     Exhibit 8.2

                                 (212) 424-8108

                                                               February 29, 2000

Northeast Utilities
174 Brush Hill Avenue
West Springfield, Massachusetts 01090

Ladies and Gentlemen:

          You have requested our opinion regarding certain U.S. federal income tax issues related to the transactions described in the Agreement and Plan of Merger by and among Consolidated Edison, Inc. ("CEI"), Northeast Utilities ("NU"), Consolidated Edison, Inc., originally incorporated as CWB Holdings, Inc. ("Holdco") and N Acquisition LLC dated as of October 13, 1999, amended and restated January 11, 2000 (the "Merger Agreement"). Except as otherwise provided, capitalized terms used in this letter have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

          In forming our opinion to you, we have relied as to factual matters upon representations made by CEI, NU, and Holdco to us in their letters dated today (the "Representation Letters"), the representations set forth in the Merger Agreement and upon the facts set forth in the Joint Proxy Statement/Prospectus of CEI and NU (the "Joint Proxy Statement/Prospectus") included in the Registration Statement of Holdco on Form S-4 (the "Registration Statement") and accompanying exhibits to be filed in connection with the Mergers. We have made no independent investigation with regard to statements made in the Representation Letters, the representations set forth in Merger Agreement or the facts set forth in the Joint Proxy Statement/Prospectus and the Registration Statement. In rendering our opinion to you we have assumed, with your consent, that (i) the preceding representations and facts are true, complete and accurate as of the date hereof and will be true, complete and accurate as of the Effective Time and (ii) any representation made "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. We have also assumed, with your permission, that the transactions described in the Merger Agreement will be carried out in accordance with their terms.

          In rendering our opinion to you, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and in certain circumstances with retroactive effect.

          Based upon and subject to the facts, assumptions, representations and limitations

Northeast Utilities
[Filing Date]
Page 2


described herein, our examination of the Merger Agreement, the Joint Proxy Statement/Prospectus, the Registration Statement and the relevant legal authorities, we are of the opinion that (i) the NU Merger will be treated for U.S. federal income tax purposes as a transaction described in Section 351 of the Code and (ii) the statements made under the caption "The Merger - U.S. Material Federal Income Tax Consequences of the Merger," to the extent they constitute statements of law or legal conclusions and subject to the limitations therein, are correct and describe the material U.S. federal income tax consequences of the Mergers to CEI and NU shareholders..

          Our opinion is limited to the U.S. federal income tax matters addressed, and no opinion is rendered with respect to the tax consequences of the transactions described in the Merger Agreement under state, local or foreign law or any other issue, including any other tax issues with respect to the transactions described in the Merger Agreement.

          In addition, our opinion is based upon U.S. federal income tax law currently in effect, including the Code and Treasury Regulations promulgated thereunder, administrative pronouncements by the Service, judicial decisions and such other legal authorities as we have deemed necessary for purposes of this opinion, as each exists as of the date of this letter. Existing federal income tax law is subject to change on a prospective or retroactive basis. If any fact, assumption or representation described herein or contained in the Merger Agreement, the Joint Proxy Statement/Prospectus, the Registration Statement or the Representation Letters is not true, correct and complete, or in the event of a change in law, our opinion shall be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matter specifically discussed, it is not binding on the courts or on any administrative agency, including the Service, and a court or agency may act or hold to the contrary. We undertake no obligation to update this letter or our opinion at any time. Our opinion is provided solely to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

          We are providing this opinion to you in connection with the filing of the Joint Proxy Statement. You may rely upon and refer to the foregoing opinion in the Joint Proxy Statement/Prospectus and we hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and the reference to the above mentioned opinion under "The Merger Material U.S. Federal Income Tax Consequences of the Merger." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended. Without our prior written consent, this opinion may not be furnished to any other person or entity and may not be quoted in whole or in part or otherwise referred to in (or be the basis for) any report or document furnished to any person or entity, except in connection with the inspection of the addressee's files by internal company or governmental examiners or auditors.

Northeast Utilities
[Filing Date]
Page 3



                                        Very truly yours,



                                        LeBoeuf, Lamb, Greene & MacRae L.L.P.